EXHIBIT 99.3

Worthington Industries Declares Increase in Quarterly Dividend

COLUMBUS, Ohio, June 24, 2020 (GLOBE NEWSWIRE) -- The board of directors of Worthington Industries, Inc. (NYSE: WOR) has declared a quarterly dividend of $0.25 per share, an increase of $0.01 per share from the prior quarter. The dividend is payable on Sept. 29, 2020, to shareholders of record Sept. 15, 2020. Worthington has increased its dividend for 10 consecutive years and has paid a quarterly dividend since it became a public company in 1968.

About Worthington Industries
Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 56 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 7,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in the Company's filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com